Exhibit 10.1

September 28, 2007

Pallab Chatterjee

5004 York Street

Plano, TX 75093

Re:  Interim Chief Executive Officer Agreement

Dear Pallab,

If your service with i2 terminates as a result of an Involuntary Termination, (as defined in the i2 1995 Stock Option/Stock Issuance Plan and the 2001 Non-Officer Stock Option/Stock Issuance Plan, collectively, the “Plans”) or by constructive termination within 12 months of i2 hiring a Chief Executive Officer other than yourself you will receive a severance payment of twelve (12) months of base salary and on-target bonus potential, and Company paid COBRA Benefits (medical and dental only) in consideration for a Release and Waiver of Claims (in a form acceptable to i2) against i2 and any successor company assuming this Agreement. These payments will be subject to typical withholdings. This severance payment will not be available to you if your employment is terminated for Cause, as defined below, nor if you voluntarily resign.

This severance package is exclusive and is not offered in conjunction with any other severance packages or benefits, except as indicated herein. The package will be binding on any successor to or acquirer of i2. Nothing in this Agreement is meant to exclude or supersede any accelerated vesting to which you may be entitled pursuant to such applicable Stock Plan.

You will be responsible for all taxes applicable to any payments or benefits under this Agreement and subject to applicable withholding requirements. You should consult your tax advisor for the tax consequences of payments or benefits under this Agreement.

For purposes of this Agreement, you will not be deemed to have been terminated if your manager, job assignment, position, duties and/or title having been changed so long as your compensation has not been materially reduced by more than 15% as a direct result of such change.

For purposes of this Agreement, the term “Cause” means (i) termination based on your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures i2 (whether or not a felony); (ii) your substance abuse that in any manner interferes with the performance of your duties; (iii) your failure or refusal to perform your duties at all, or to follow the lawful and proper directives of your manager or i2 policies; (iv) your breach of the i2’s Employee Proprietary Information Agreement (“EPIA”); (v) misconduct by you that discredits or damages i2; (vi) termination based upon your inability to perform due to your death or disability; (vii) your indictment for a felony violation of federal or state securities laws; or (viii) your chronic absence from work for reasons other than a medically validated illness.

You hereby confirm your agreement and compliance with the terms of your other agreements with i2, including without limitation the EPIA and your stock option agreements with i2, none of which are superseded by this Agreement.

Pallab Chatterjee

September 28, 2007

Re:  Interim Chief Executive Officer Agreement

Page Two

Nothing in this Agreement constitutes a commitment of employment for a definite period of time. The parties hereby acknowledge that your employment may be terminated with or without notice at any time by either you or i2, with or without cause.

Sincerely,

/s/ John Harvey

John Harvey

Vice-President and

General Counsel

/s/ Pallab Chatterjee
Accepted - Pallab Chatterjee